As filed with the Securities and Exchange Commission on October 8, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PHOTONIC PRODUCTS GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2003247
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)

181 Legrand Avenue, Northvale, New Jersey  07647

(Address of principal executive offices; zip code)

Photonic Products Group, Inc. 2000 Equity Compensation Program

(Full title of the plan)

William Miraglia

Chief Financial Officer

Photonic Products Group, Inc.

181 Legrand Avenue, Northvale, New Jersey  07647

(201) 767-1910

(Name, address and telephone number,

including area code, of agent for service)

Copies to:

Alan Wovsaniker, Esq.

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

(973) 597-2500

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	6,000,000 shares (1)	$0.82	$4,920,000	$623.36

(1)  Based on the number of shares of common stock reserved for issuance pursuant to the Photonic Products Group, Inc. 2000 Equity Compensation Program.  In addition to such shares, this Registration Statement also covers additional shares of common stock as may be issuable pursuant to the anti-dilution provisions thereof.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the bid and asked prices for a share of Common Stock on the OTC Bulletin Board on October 8, 2004.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

                The SEC allows us to “incorporate” into this Registration Statement information we file with it in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information incorporated by reference is considered to be part of this Registration Statement, and information we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement, and all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares:

                (i)            Our Annual Report on Form 10-K for the year ended December 31, 2003, filed April 14, 2004;

                (ii)           Our Proxy Statement for our annual meeting of shareholders held on August 25, 2004, filed on August 5, 2004;

                (iii)          Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

                (iv)          Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

                (v)           The description of our common stock, $.01 par value, contained in our registration statement on Form S-1 (File No. 333-118553) filed on August 25, 2004, including any amendment or report filed for the purpose of updating such description; and

                (vi)          All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

Item 4.  Description of Securities

                Not applicable.

Item 5.  Interests of Named Experts and Counsel

                Not Applicable.

Item 6.  Indemnification of Directors and Officers

                Article VII of our Restated Certificate of Incorporation, as amended, provides that we shall indemnify any individual who is one of our corporate agents or who served as a corporate agent to any corporation at our request, to the full extent permitted by law, against all expenses and liabilities reasonably incurred by or imposed upon the corporate agent in connection with any proceeding to which the corporate agent may be made, or threatened to be made, a party, or in which the corporate agent may become involved by reason of being or having been one of our corporate agents or a corporate agent to any corporation at our request, whether or not that individual is such a corporate agent at the time the expenses or liabilities are incurred.

                Articles IX and X of our Restated Certificate of Incorporation, as amended, provide that a director or officer shall not be personally liable to Photonic Products Group, Inc. or our shareholders for damages for the breach of any duty owed to Photonic Products Group, Inc. or its shareholders, except to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to us or our shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

Item 7. Exemption From Registration Claimed

                Not applicable.

Item 8. Exhibits

                The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings

                (a) The undersigned registrant hereby undertakes:

                (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                (ii)  To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Northvale on the 8th day of October, 2004.

PHOTONIC PRODUCT GROUP, INC.

/s/ William Miraglia
By:	William Miraglia
Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of October 8, 2004.

Signature	Capacity
/s/ John Rich	Chairman of the Board and Director
John Rich
/s/ Frank Lehrfeld	President, Chief Executive Officer and Director
Frank Lehrfeld
/s/ Frank Wiedeman	Director
Frank Wiedeman
/s/ Thomas H. Lenagh	Director
Thomas H. Lenagh
/s/ Jan Winston	Director
Jan Winston
/s/ William S. Miraglia	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
William S. Miraglia

EXHIBIT INDEX

Exhibit Number	Description	Page No.
4.1

Restated Certificate of Incorporation of Photonic Products Group, Inc., as amended (filed as Exhibit 3.1 to our Form S-1 registration statement filed on August 25, 2004 (File No. 333-118553) and incorporated herein by reference).

4.2	By-laws of Photonic Products Group, Inc., as amended (filed as Exhibit 3.2 to our Form S-1 registration statement filed on August 25, 2004 (File No. 333-118553) and incorporated herein by reference).

5.1	Opinion of Lowenstein Sandler PC*

10.1

Photonic Products Group, Inc. 2000 Equity Compensation Program (filed as Exhibit A to our Proxy Statement for our annual meeting of shareholders held on August 14, 2000, filed on July 14, 2000 (File No. 000-11668) and incorporated herein by reference).

23.1	Consent of Holtz Rubenstein & Co., LLP *

23.2	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1).

* Filed herewith.